EXHIBIT 16

February 15, 2006

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC  20549

Ladies and Gentlemen:

We have read the statements of HAPS USA, Inc. pertaining to our firm included under Item 4.01 of Form 8-K dated February 14, 2006 and agree with such statements as they pertain to our firm.  We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/ Pritchett, Siler & Hardy, P.C.

PRITCHETT, SILER & HARDY, P.C.